Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

uniQure N.V.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, nominal value €0.05	Rule 457(r)	5,073,528 (1)	$17.00	$86,249,976	0.00015310	$13,204.87 (2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$86,249,976		$13,204.87
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$13,204.87

(1)	Includes 661,764 ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares.

(2)	Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-284168) on January 7, 2025 (the “Registration Statement”) was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, and is paid herewith. This “Calculation of Filing Fee” table shall be deemed to update the table in Item 14 of the Registration Statement.